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                                            FOR IMMEDIATE RELEASE
                                            Contact: Christopher J. Eperjesy
                                            (262) 638-4343



                     TWIN DISC, INC., ANNOUNCES FINANCIAL RESULTS FOR
                          FISCAL 2005 SECOND QUARTER AND FIRST HALF


     RACINE, WISCONSIN-January 24, 2005-Twin Disc, Inc. (NASDAQ: TWIN), today announced financial results for the fiscal 2005 second quarter and the first six months ended December 31, 2004. The second quarter of fiscal 2005 represents the fourth consecutive quarter sales improved year-over-year and the eighth consecutive quarter net earnings improved year-over-year.

     For the three months ended December 31, 2004, sales increased 29 percent to $54,731,000 compared to $42,371,000 in the same period last fiscal year. Year-to-date sales have increased $19,776,000, or 24 percent to $100,113,000 from $80,337,000 in the fiscal 2004 first half.

     Net earnings for the fiscal 2005 second quarter increased to $1,174,000, or $0.40 per diluted share from $508,000, or $0.18 per diluted share in the fiscal 2004 second quarter. Year-to-date net earnings increased to $2,326,000, or $0.80 per diluted share from $679,000, or $0.24 per diluted share a year ago. The year-to-date results include the effect of the Company's recent acquisition of Rolla SP Propellers SA (Rolla), which was acquired as of the end of the prior fiscal year.

     In the fiscal 2005 second quarter, gross margin as a percentage of sales increased slightly to 25.6 percent from 25.3 percent in the fiscal 2004 second quarter. Gross margins in the fiscal 2005 first half increased 1.4 percentage points to 25.8 percent from 24.4 percent in the same period a year ago, as a result of higher sales volume, improved business mix, efficiencies and sourcing, and lower pension expenses even though industrial raw material costs in general increased as well as higher energy and shipping prices.

     Chairman and Chief Executive Officer Michael E. Batten said, "We are very pleased with both the operating and financial progress achieved for the first half of the fiscal year and over the past 12 months. The benefits of implementing and enhancing the restructuring strategies that were begun approximately two years ago are contributing to leveraging our capability to manufacture at higher unit volumes. However, continued increases in raw material prices are restricting some of these improvements and prior benefits of our cost control policies. Our backlog of orders, excluding Rolla, to be shipped over the next six months is $51.8 million, which is down slightly from the prior quarter, but is higher than the backlog at the end of the fiscal year and is nine percent higher than it was a year ago.

     "We are encouraged with our financial growth and are seeking acquisitions to add to future growth and profitability. With our trailing twelve-month sales and earnings now at $205.9 million and $2.40 per diluted share, respectively, we are confident about the financial outlook for fiscal 2005.

     "The Company's balance sheet remains firm. Inventories over the first half of the year were up just 14 percent compared with the 24 percent increase in sales. Our accounts receivable have decreased seven percent since the fiscal year end and shareholders' equity rose to nearly $69.0 million from $61.0 million at June 30, 2004. Over the past six months, total debt increased $3.5 million, to $24.9 million, primarily due to increased pension funding, working capital requirements related to increased sales activity and capital spending, including the completion of a new facility at our manufacturing operation in Switzerland," concluded Mr. Batten.

     Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

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     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                          --Financial Results Follow--


                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per-share data; unaudited)


                             Three Months Ended            Six Months Ended
                               December 31,                  December 31,
                             2004         2003             2004        2003
                             ----         ----             ----        ----
Net sales                 $54,731       $42,371        $100,113    $ 80,337
Cost of goods sold         40,693        31,650          74,300      60,720
                           ------        ------          ------      ------

  Gross profit             14,038        10,721          25,813      19,617
Marketing, engineering and
  administrative expenses  11,261         9,277          20,770      17,635
Interest expense              291           283             510         563
Other expense (Income),net    185            21             141        (184)
                           ------        ------          ------      ------
Earnings before income
  taxes and minority
  interest                  2,301         1,140           4,392        1,603
Income taxes                1,084           624           1,998          905
Minority interest              43             8              68           19
                           ------        ------          ------       ------
Net earnings              $ 1,174        $  508         $ 2,326       $  679
                           ------        ------          ------       ------
                           ------        ------          ------       ------

Earnings per share:
  Basic                    $ 0.41        $ 0.18          $ 0.82       $ 0.24
  Diluted                  $ 0.40        $ 0.18          $ 0.80       $ 0.24

Average shares outstanding:
  Basic                     2,859         2,813           2,848        2,808
  Diluted                   2,907         2,833           2,895        2,823

Dividends per share        $0.175        $0.175          $ 0.35       $ 0.35




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                               CONDENSED CONSOLIDATED  BALANCE SHEETS
                           (In thousands, except per-share data; unaudited)

                                             December 31,          June 30,
                                                 2004               2004
                                                 ----               ----
ASSETS
Current assets:
  Cash and cash equivalents                    $8,914             $9,127
  Trade accounts receivable, net               34,335             37,091
  Inventories, net                             59,558             52,079
  Deferred income taxes                         4,557              4,216
  Other                                         3,768              3,111
                                                -----              -----
     Total current assets                     111,132            105,624

Property, plant and equipment, net             36,234             33,222
Goodwill                                       13,098             12,717
Deferred Income taxes                          15,383             15,668
Other assets                                    9,446              9,406
                                                -----              -----

                                             $185,293           $176,637
                                             --------           --------
                                             --------           --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable                                $2,710             $1,607
  Current maturities on long-term debt          2,857              3,018
  Accounts payable                             16,242             17,241
  Accrued liabilities                          28,762             27,262
                                               ------             ------

     Total current liabilities                 50,571             49,128

Long-term debt                                 19,370             16,813
Accrued retirement benefits                    46,283             49,456
                                               ------             ------
                                              116,224            115,397

Minority interest                                 483                509

Shareholders' equity:
Common stock                                   11,653             11,653
Retained earnings                              87,763             86,443
Unearned Compensation                            (308)              (304)
Accumulated other comprehensive loss          (14,719)           (20,301)
                                              --------           --------
                                               84,389             77,491
   Less treasury stock, at cost                15,803             16,760
                                              --------           --------
   Total shareholders' equity                  68,586             60,731
                                              --------           --------
                                             $185,293           $176,637